UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
———————
FORM 10
AMENDMENT NO. 5
———————
GENERAL FORM FOR REGISTRATION OF SECURITIES
Under Section 12(b) or (g) of The Securities Exchange Act of 1934
———————

American First Financial, Inc.
(Name of Small Business Issuer in its charter)

Florida	59-3707569
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

12900 Vonn Road Suite B102 Largo, Florida	33774
(Address of principal executive offices)	(Zip Code)

Issuer’s Telephone Number: 727-595-0975	Email: americanfirst09@yahoo.com

Securities to be registered under Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered ____________________________________	each class is to be registered ____________________________________

Securities to be registered under Section 12(g) of the Act:

Common stock, par value $.05 per share
(Title of class)

Convertible Preferred Stock: $.05 par
(Title of class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)

Explanatory Note

This amendment No 5 to our Form 10 originally filed with the Security and Exchange Commission on November 16, 2009 and amended on January 14. 2010, May 18, 2010, December 7, 2010 and February 23, 2011 amends the verbiage in the document and in the financial statements included to address comments from the Commission staff.  Numerous changes were made throughout the document to clarify and define the Company assertions.

  Item 1.    Business.

American First Financial, Inc. (“AFF”) is a Florida corporation formed in March, 2001.  As part of our recent financial statements our auditor has expressed an opinion that based on our financial condition at the time “there is substantial doubt about the Company’s ability to continue as a going concern”. As of March 31, 2010, our current assets are $1,343 and our current liabilities are $64,228. We show a net loss for our current fiscal year of $54,863.
AFF is a specialty mortgage origination firm that deals in wholesale lending.  Wholesale lending is the taking of retail mortgage loan originations from mortgage brokers and getting them closed and funded for them, as opposed to dealing directly with the retail customer.  AFF’s operations have concentrated on non-conforming and sub-prime loans in current years.

AFF is a specialty mortgage origination firm that deals in wholesale lending.  Wholesale lending is the taking of retail mortgage loan originations from mortgage brokers and getting them closed and funded for them, as opposed to dealing directly with the retail customer.  AFF’s operations have concentrated on non-conforming and sub-prime loans in current years.

Non-conforming loans are loans that are credit worthy but, don’t meet other Fannie Mae or Freddie Mac requirements such as loan size, property type, or debt ratios below 45%,  Credit score requirements for non-conforming and conforming loans are both above 600. The current maximum loan to value (LTV) for a non-conforming loan is 80%.  It is 95% for conforming loans.  Sub-prime loans are loans to borrowers who would be considered poor credit risks, with credit scores below 600, a recent bankruptcy or loan default experience. Collateral requirements for all of the above mentioned loans are real property. On these types of loans most lenders won’t go above a seventy percent loan to value.

As of July 1, 2010 AFF deals only with sub-prime loans because they have found they can be most competitive with that type of loan. AFF may accept a loan submission from an independent mortgage brokers and review it only to validate that it is a loan that Global would consider and if it meets those guidelines then, it is sent on to Global for underwriting and funding. From that point on, Global deals directly with the originating broker and once the loan is funded, Global pays AFF a pre-determined referral fee. Global is a licensed mortgage lender with national approvals to originate and sell loans including direct approvals from FHA and VA and agreements to sell loans to major Fannie Mae and Freddie Mac lenders. Global is licensed in the states of Florida and Tennessee. In addition, the states of Alabama, Alaska, Colorado, Indiana, Montana, Nevada, Ohio, Oregon, South Carolina and Wyoming have no licensing requirements for a lender and Global is exempt from licensing in a number of other states due to their direct lender approvals with FHA and VA.

Through Globals licensing, AFF is able to do loans in any of the above mentioned states but currently is concentrating marketing efforts only in the state of Florida because their experience has shown that the average loan size is larger than most other states.  Also, there are a lot of investment and second home loans that can be done in Florida and AFF still has availability of good loan products for those types of loans. They will expand into other states as their broker acquisition plan progresses.

Overall economic conditions have certainly contributed to the decline in income for AFF. The price of homes in Florida has dropped an average of 45% in the last two years. The value of mortgages has dropped respectively. The associated fees that make up our revenue have dropped accordingly. We will need to monitor these statistics in the future as our operations change and grow. Another large factor contributing to the decline in the mortgage business is the deletion of available mortgage products due to tightened credit markets.

AFF signed a “Net Branch Agreement” with Global Lending Group, Inc. in March 2002 that allows AFF to take loan originations from mortgage brokers and submit those loans to Global for underwriting and funding. The agreement allows AFF to act as a branch of Global’s and therefore AFF needs no licenses of its own.  There are no legal ramifications for AFF acting as a branch of Global’s except as required by the agreement. One hundred percent of our loan business is done through Global.  Global owns approximately 2% of the outstanding shares of AFF common stock.

AFF markets non-conforming and sub-prime loan products to mortgage brokers and small lenders who are too small, or do not have the required net worth to get approval to submit loans directly to the major lenders.  Our business plan is to consult with or acquire small retail mortgage brokers and funnel their non-conforming and sub-prime loans to Global to utilize the available funding capacity.  We will utilize other lenders as appropriate for more conventional loans.  Global Lending has allocated at least $1,000,000 a month from its lines of credit for AFF loans if funded by Global. If the loans are funded directly by Global Investors, the funds are unlimited. AFF does not have any foreclosure or debt collecting responsibilities. Any such efforts would be undertaken by Global. Also AFF has no recourse provisions or responsibilities attached to any loans that they do through Global.

Subsequent to December 31, 2010, the Company chose to stop brokering loans for un-affiliated agencies.  This service will be reserved for agencies interested in joining AFF through acquisition or investment.  The Company is offering consulting services to un-affiliated mortgage brokers to help those agencies package and place loans.  Some exceptions to the brokering policy may occur.

We have one office in Largo Florida.

Sources of Funds

AFF uses closing funds that are available to them from Global. AFF has not purchased or sold any loans within the last three years and does not intend to in the future.

Competition

Our competitors include a number of large financial institutions. These financial institutions generally have significantly greater resources and access to capital than we do, resulting in a lower cost of funds and a greater ability to do “conforming loans”.  However, most of those financial institutions do not offer sub-prime loan products and even if they do, there is no price advantage to the borrower over what Global can offer. We compete by targeting our marketing to brokers who are either to small to have access to these institutions or are not aware of their existence. As explained above, a mortgage broker must meet certain net worth and experience requirements to be able to send loans directly to most lenders. These requirements vary by lender but most want at least a $25,000 net worth and a minimum of two years experience as a licensed mortgage broker. Global has no such requirements and we market that advantage.

Employees

As of December 31, 2009, AFF had a staff of two people, including one in sales, marketing and administration, (Mr. Stirling) and one in processing, submissions and closings. Both employees work on a commission only basis. Currently Mr. Stirling is the only full time employee.

Regulation

Our business is subject to extensive regulation by federal, state and local governmental authorities, including the Federal Trade Commission and the state agencies that license mortgage operations.  Mortgage originators must comply with a number of federal, state and local consumer protection laws, including, among others, the Gramm-Leach-Bliley Act, the Fair Debt Collection Practices Act, the Real Estate Settlement Procedures Act, the Truth in Lending Act, the Fair Credit Reporting Act and the Homeowners Protection Act. These statutes apply to debt collection, foreclosure and claims handling, investment of and interest payments on escrow balances and escrow payment features, and they mandate certain disclosures and notices to borrowers. These requirements can and do change as statutes and regulations are enacted, promulgated or amended.

Available Information

As a result of filing this Form 10, we will be required to file an annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K. The public may read or copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Room 1580, Washington DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers, including us, that file electronically with the SEC. The address of that site is www.sec.gov.

Item 2.   Financial Information

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Forward-Looking Statements

The following discussion of our financial condition and results of operations should be read in conjunction with the financial statements and the related notes thereto included elsewhere in this registration statement. This registration statement contains certain forward-looking statements and our future operating results could differ materially from those discussed herein. Certain statements contained in this discussion, including, without limitation, statements containing the words "believes", "anticipates," "expects" and the like, constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). However, as we will issue “penny stock,” as such term is defined in Rule 3a51-1 promulgated under the Exchange Act; we are ineligible to rely on these safe harbor provisions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. We disclaim any obligation to update any such factors or to announce publicly the results of any revisions of the forward-looking statements contained herein to reflect future events or developments.

Summary

As stated above, as a note to recent financial statements our auditor expressed an opinion that based on our financial condition, there was “substantial doubt about the Company’s ability to continue as a going concern”. Management has been able to attract new investments and reduce our expenses.  Current opinion of management is that AFF will continue as a going concern long enough to attract investor dollars and grow the mortgage business through acquisitions to the point of positive cash flow. We currently do not have cash for acquisitions but, intend to use stock for acquisitions. Management also believes that there will be a number of new loan products introduced in the next twelve months such as “stated income” loans coming back for self employed borrowers, which will significantly increase business. We intend to fill the two empty directors’ seats with individuals who will invest in the Company and provide a new source of capital.  In the meantime, we have moved our office to a free rental space and have cut all other fixed overhead. Some time ago we purchased an investment property in South Carolina from Global Lending that they had obtained in a foreclosure. In April of last year we sold the property at a loss. However, it allowed us to pay off all but one debt and gave us some working capital. We also have a number of investors that will buy private placement stock from us if necessary. Additionally, Mr. Stirling has agreed to accept personal responsibility and payment of any current outstanding corporate debts.

Results of Operations

The year ended March 31, 2009 and 2008

The following summary data is presented for the year ended March 31, 2009 and 2008:

For the Years Ended March 31,	2009	2008	% change
Revenues: Origination Fees and Points	$48,338	$271,908	-82%
Commissions and other direct costs	33,511	116,883	-71%
Gross Margin	14,827	155,025	-90%
Operating expenses:	107,072	199,196	-46%
Net income (loss)	$(92,245)	$(44,171)	109%

Revenues

For the years ended March 31, 2009 and 2008, revenues were $48,338 and $271,908, respectively.   Gross margin decreased in the current year, based on the decrease in volume.  Gross margin, as a percentage of sales, increased primarily due to reductions in earned commissions.

The recent trends in the mortgage business are towards lower numbers in all areas including number of loans, size of loans, gross margins and commissions thereby drastically reducing income for the above mentioned periods and for the foreseeable future.  The causes of these declines are a direct result of the following facts. First and foremost, is the decline in available mortgage products due to a great number of major lenders either going out of business or seriously curtailing their lending programs. Second the number and type of available mortgage products has been greatly reduced. Also, the credit requirements for borrowers have been vastly increased allowing less people to obtain loans and the loan sizes are generally smaller.  Finally, the reduction in real estate values nationally. On average, residential real estate values nationally have declined 35%. In Florida the decline approximates 45%. This of course, results in lower loan amounts which in turn results in less income per loan.

 AFF plans to increase volume and income is through acquisitions of other originators, coupled with capitalizing on the trend for some lenders starting to introduce new loan products to the market. Fortunately there has been no decline in the ability of Global Lending to fund loans. The current funding dollar commitment to AFF (up to $1,000,000 a month), is more than adequate for a considerable increase in loan closings and Global is capable of increasing funding sources as needed.

Operating Expenses

Operating expenses were incurred in the amount of $107,072 for the year ended March 31, 2009, compared to $199,196 for the comparative year ended March 31, 2008. The overall, change was due to a decrease in general and administrative expenses and interest expenses.

Net Loss

The Company incurred a net operating loss for the year ended March 31, 2009 in the amount of $92,245 compared to net loss of $44,171 for the year ended March 31, 2008. The change in the year earnings is primarily related to the decrease in sales and gross margin.

The following summary data is presented for the year ended March 31, 2009 and 2008:

	2009	2008	% change
Current assets	$1,037	$10,192	-90%
Total Assets	76,207	214,471	-64%

Total current liabilities	113,227	153,196	-26%
Total liabilities	113,227	153,196	-26%
Total stockholders' equity	(37,020)	61,275	-160%

Working Capital	(112,190))	(143,004)	-22%
Net Cash (Used) Provided by Operating Activities	(54,309))	10,664	-609%

For the Three and Nine Month periods ending December 31, 2009

	2009	2008
For the Three Months Ended December 31, 2009
Origination Fees	$3,048	$9,693
Commissions and closing costs	2,154	7,705
Gross Margin	894	1,988
Operating expenses:	3,331	21,296
Net income (loss)	$(2,437)	$(19,308)

	2009	2008
For the Nine Months Ended December 31, 2009
Origination Fees	$13,377	$32,193
Commissions and closing costs	7,981	23,340
Gross Margin	5,396	8,853
Operating expenses:	40,082	69,545
Net income (loss)	$(34,686)	$(60,692)

 Revenues

For the three months and nine months ended December 31, 2009 and 2008 revenues were $3,048, $9,693, $13,377 and $32,193.   Revenue decreased in the current quarter due to general economic conditions and a further deterioration in the mortgage market.    Gross margin decreased in the current quarter, based on the decrease in volume.

The recent trends in the mortgage business are towards lower numbers in all areas including number of loans, size of loans, gross margins and commissions thereby drastically reducing income for the above mentioned periods and for the foreseeable future.  The number and type of available mortgage products has been greatly reduced. Also, the credit requirements for borrowers have been vastly increased. Factors such as the number of foreclosures or bankruptcies or anything to do with the commercial real estate market, does not effect AFF’s potential income since foreclosures and bankruptcies still result in sales and in most cases require mortgages. AFF does not do commercial loans.

Going forward, it has been determined that the best way for AFF to increase volume and income is through acquisitions of other originators, coupled with the trend for some lenders starting to introduce new loan products to the market. Fortunately there has been no decline in the ability of Global Lending Group to fund loans. The current funding dollar commitment to AFF (up to $1,000,000 a month), is more than adequate for a considerable increase in loan closings and Global Lending is capable of increasing funding sources as needed.

Operating Expenses

Operating expenses were incurred in the amount of $3,331, $21,296, $40,082 and $69,545 for the three and nine month periods ended December 31, 2009 and 2008, respectively.  The decrease in the three month period ended December 31, 2009, compared to the three months ended December 31, 2008 was due to the reduction of general and administrative fees, due to a reduction of fixed operating expenses and a reduction in stock based compensation. For the nine months ended December 31, 2009, there were significant reductions to the fixed and operating expenses and stock based compensation that was offset by a $27,963 loss from the sale of investment property. Excluding the loss on the investment property, expenses would have decreased approximately $68,000.

The overall change was due to a reduction in general and administrative expenses, as AFF has restructured its operating methodology to a variable cost expense structure.  Fixed expenses (rent, salaries, etc) have been eliminated or reduced and only variable costs (commissions) are dependent on the origination of fees.  However, there remains a constant expense for professional expenses related to AFF’s public reporting requirements.

Net Loss

For the three month periods ended December 31, 2009, the Company recognized a loss of $2,437 compared to a loss of $19,308 for the comparable three month period of 2008.  The Company incurred a net operating loss for the nine month periods ended December 31, 2009 and 2008 in the amount of $34,686 and $60,692.  The decrease in loss for the comparable 2009 period was due to a reduction in almost all categories on expenses off-set by a loss on the sale of its investment property, in the amount of $27,963. There are no other properties held for resale, in which possibility exists to have additional losses of this nature.

Detailed Summary

Liquidity and Capital Resources

The following summary data is presented for the period ended December 31, 2009 (unaudited) and for the year ended March 31, 2009 (audited):

	December 31, 2009	Mar 31, 2009
	(unaudited)	(audited)	% change

Current assets	$9,512	$1,037	817%
Total Assets	23,431	76,207	-69%

Total current liabilities	72,637	113,227	-36%
Total liabilities	72,637	113,227	-36%
Total stockholders' equity	(49,206)	(37,020)	33%

Working Capital	(63,125)	(112,190)	-44%
Net Cash (Used) Provided by Operating Activities	(13,756)	(54,309)	-25%

The current economic conditions have negatively affected our business model. There is an abundance of demand for refinancing, however the credit markets do not offer the supply of loan products with which to fund these requests, therefore mortgage financing has decreased, as has our closings on mortgages. Additionally, there has been a decrease in the overall number of housing sales and real estate values further reducing the number of transactions requiring mortgage financing and the amounts of those mortgages. These factors have affected AFF marginally. The main reason for the decline in AFF Loan closings is the reduction of individuals capable of qualifying for the  available loan products.

Cash used in operations had decreased, primarily for reduction of general and administrative expenses, including costs for legal and professional fees related to the public filings.   Our cash requirements have decreased somewhat in recent periods.  Our interim financial statements are less costly and our attorney is charging very little. We have cut our fixed overhead to approximately $800 a month.  Our principle shareholder has agreed to assume personal responsibility for the repayment of any company debt and to personally fund any future expenses of the public filings as needed.

We were financing our operations primarily through operating activities. Those activities have not always been adequate for the cash requirements of the business.   From time to time it is necessary for the Company to increase cash through the sale of stock through private investors or through temporary loans from and by the majority shareholder.  We believe we can currently satisfy our cash requirements for the next twelve months with our current cash and expected revenues from operations. We cannot assure investors that adequate revenues will be generated. Even without sufficient revenues, due to the current economic conditions, in the next twelve months, we anticipate that proceeds received from shareholder contributions, securities sales and or, the attainment of proceeds from temporary debt financing will enable AFF to continue with operations. We have not explored any temporary debt financing and do not anticipate the need to do so. As disclosed elsewhere in this filing, we have previously  been able to sell stock in private offerings and believe we will be able to in the future if needed.

In an effort to sustain our liquidity, during the nine months ended December 31, 2009, we liquidated our investment of property located in South Carolina.   Due to market conditions, we liquidated this property at below cost, however, management considered the liquidation to be necessary for the purposes of cash flow.  The sale resulted in approximately $32,000 of operating cash after closing expenses. A portion of the proceeds paid older invoices associated with costs of professional and legal fees related to the public filings.

At December 31, 2009 the Company had minimal cash to meet current obligations.  The Company may rely upon the issuance of common stock and additional capital contributions from shareholders to fund any operating shortfall.

As reflected in the unaudited financial statements, as of December 31, 2009, we have an accumulated deficit of $1,228,158 and negative working capital of $63,125.  For the nine month period ended December 31, 2009 and 2008 we incurred negative cash used in operations in the amount of $13,756 and $27,692, respectively.  These issues raise substantial doubt about its ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent on the Company's ability to maintain profitability and or attain funding through additional share sales or debt.

 Off-Balance Sheet Arrangements

Agreement from Mr. Stirling to personally assume corporate debt and to fund the future costs of public filings as needed.

Significant Accounting Policies and Recent Accounting Developments

For additional information regarding significant accounting policies and other recent accounting pronouncements, see Note 1 to our Interim Financial Statements and Note 1 to our Audited Financial Statements.

Item 3.   Property.

Currently, we do not occupy any rental property.   Our office is temporarily being provided through property owned by the majority shareholder.

Our office is at the following address:

●	Address: 12900 Vonn Road Suite B102 Largo, FL 33774
●	Size: 400 square feet
●	Landlord: J. R. Stirling
●	Term: for as long as needed.
●	Monthly Rent: $100 as a reimbursement of expenses
●	This property is adequate for our current needs.

We do not intend to renovate, improve, or develop properties. Our policy with respect to investments in real estate mortgages is set forth in “Business,” above. Specifically, business assumes no credit risk, originating mortgages that are closed in the name of Global Lending Group, using their funds. Further, we do not intend to invest in securities of or interests in persons primarily engaged in real estate activities.

Item 4.   Security Ownership of Certain Beneficial Owners and Management.

The following table sets forth the ownership, as of the date of this prospectus, of our common stock by each person known by us to be the beneficial owner of more than 5% of our outstanding common stock, our directors, and our executive officers and directors as a group. To the best of our knowledge, the persons named have sole voting and investment power with respect to such shares, except as otherwise noted. There are not any pending or anticipated arrangements that may cause a change in control. Mr. Stirling had an employment agreement that among other rights gave him the right to receive an annual bonus of 500,000 shares of common stock. Subsequent to March 31, 2008 Mr. Stirling cancelled the employment agreement and therefore does not now have the right to any further bonuses.

The information presented below regarding beneficial ownership of our voting securities has been presented in accordance with the rules of the Securities and Exchange Commission and is not necessarily indicative of ownership for any other purpose. Under these rules, a person is deemed to be a "beneficial owner" of a security if that person has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security. A person is deemed to own beneficially any security as to which such person has the right to acquire sole or shared voting or investment power within 60 days through the conversion or exercise of any convertible security, warrant, option or other right. More than one person may be deemed to be a beneficial owner of the same securities. The percentage of beneficial ownership by any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power within 60 days, by the sum of the number of shares outstanding as of such date plus the number of shares as to which such person has the right to acquire voting or investment power within 60 days. Consequently, the denominator used for calculating such percentage may be different for each beneficial owner. Except as otherwise indicated below and under applicable community property laws, we believe that the beneficial owners of our common stock listed below have sole voting and investment power with respect to the shares shown. The business address of the shareholders is 12900 Vonn Road Suite B102 Largo FL 33774. The total number of outstanding shares as of December 20, 2009 is 22,882,205. The number of shares owned by individuals considered “Affiliates” is shown in the table below.

Name	Number of Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned

J. R. STIRLING	11,000,981	48.08%

WILLIAM BLACKSHEAR (not a director or officer)	2,000,000	8 .76%

All officers, directors and owners of more than 5% of shares as a group [ persons] [2]	13,000,981	56.84%

This table is based upon information derived from our stock records. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, each of the shareholders named in this table has sole or shared voting and investment power with respect to the shares indicated as beneficially owned.

Item 5.   Directors and Executive Officers.

The board of directors elects our executive officers annually. A majority vote of the directors who are in office is required to fill vacancies. Each director shall be elected for the term of one year, and until his successor is elected and qualified, or until his earlier resignation or removal. Our directors and executive officer is as follows:

Name	Age	Position

John R. Stirling	70	President, Secretary and Director

John R. Stirling has been President, Secretary and Director since March 2001. He is currently the sole officer and director of the corporation. There are no legal issues involved in having only one officer and director.

Mr. Stirling has not held any other occupations, employment or any other directorships during the past five years except, that over the last year he has worked part time as a car sales man. He is currently on a leave of absence from that work.

The two other previous Directors, Toni Behr and William Blackshear did not wish to be re-elected due to personal and business obligations and a desire to allow some individuals to serve who might have a more direct relationship to AFF’s core business.

Family Relationships

There are no family relationships among our officers and directors.

Legal Proceedings

No officer, director, promoter or significant employee has been involved in the last ten years in any of the following:

●	Any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;
●	Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);
●
Being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; and

●
Being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

Item 6.   Executive Compensation.

As sole director, sole officer and beneficial owner of over 48 percent of the outstanding stock, Mr. Stirling has absolute discretion to award himself compensation as there are not any written compensation policies.

Summary Compensation Table

The table below summarizes all compensation awarded to, earned by, or paid to our Principal Executive Officer.

Name	Title	Year	Commission	Bonus	Stock awards	Option * awards	Non equity incentive plan compen- sation	Non qualified deferred compensation	All other compensation	Total

Mr. J. R. Stirling	President	2009	$17,550	0	7,500		0	0	*21,200	$46,250
		2008	$35,305	0	25,000		0	0	**20,000	$80,305

*   Includes $20,000 annual compensation applied to subscription receivable and $1,200  in rents.
**  Includes $20,000 annual compensation applied to subscription.

Summary Equity Awards Table

The following table sets forth certain information for our executive officers concerning unexercised options, stock that has not vested, and equity incentive plan awards as of September 30, 2009.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number Of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested

Mr. J. R. Stirling	0	0	0	$ 0	None	0	$ 0	0	$ 0

Narrative disclosure to summary compensation and option tables

Mr. Stirling’s management agreement has been cancelled because the written agreement was not financially feasible for the corporation and we now have a verbal employment understanding with him, the principal provisions of which are as follows:

●	Term: Month to month. Currently, everything is at the sole discretion of Mr. Stirling. Once two new directors are appointed, a mutually agreed upon written employment agreement will be drawn.
●	Compensation: Commissions at the discretion of the Company related to sales. Commissions are paid on a case by case basis to be determined solely by Mr. Stirling
●	Termination: Sole discretion of Mr. Stirling

At no time during the last fiscal year with respect to any person listed in the Table above was there:

●
An outstanding option or other equity-based award re-priced or otherwise materially modified (such as by extension of exercise periods, the change of vesting or forfeiture conditions, the change or elimination of applicable performance criteria, or the change of the bases upon which returns are determined;

●	Any waiver or modification of any specified performance target, goal or condition to payout with respect to any amount included in non-stock incentive plan compensation or payouts;
●	Any option or equity grant;
●	Any non-equity incentive plan award made to a named executive officer; or
●	Any nonqualified deferred compensation plans including nonqualified defined contribution plans.

Board of Directors

Director Compensation

Name	Year ended March 31, 2009	Fees earned or paid in cash ($)	Stock awards ($)	Option awards ($)	Non-equity incentive plan compensation ($)	Nonqualified deferred compensation earnings ($)	All other compensation ($)	Total ($)

J. R. Stirling,	0	0	0	0	0	0	0	0

Narrative to Director Compensation Table

We have no compensation arrangements (such as fees for retainer, committee service, service as chairman of the board or a committee, and meeting attendance) with directors. There were no fees or awards of any kind paid to directors in fiscal year 2009.

Item 7.   Certain Relationships and Related Transactions, and Director Independence.

On April 15, 2003, the Company issued a Demand Promissory Note in the amount of $100,000 to Toni Behr, a former member of the Board of Directors. The note pays interest at the rate of twelve percent and  approximately $58,000 in interest has been paid or accrued through March 31, 2009. The original principle amount has been paid down to $69,030. The note was callable at any time. Subsequent to March 31, 2009 the note was called and repayment negotiations are currently in process.  Mr. Stirling has agreed to assume personal responsibility for the payment of this obligation as of April 1, 2009.  He may receive some contributions from two other individuals towards the balance of this obligation.  Interest accrual was stopped as of April 1, 2009.

The Company has several loans to and from the main shareholder and officer, Mr. Stirling. These loans are short term in nature and do not have executed documents. Due to the short-term nature and offsetting balances any interest charges were considered to be immaterial and were not recorded.

Through an agreement (Net Branch Agreement) dated March 2, 2002 and in exchange for 500,000 shares that were given to Justin Moulton, principal of Global Lending Group, Inc. The rights were recorded as intangible assets at $10,000, the par value of the stock issued.  We utilize the licenses and approvals of Global Lending Group for loan origination and funding. At funding, the loans become the property of Global Lending Group. The agreement is perpetual and may only be cancelled by AFF. This agreement is valued at “fair market value” based on the estimated value of the stock given in 2008.  There is no affiliation between AFF officers or directors and Global Lending Group, Inc. other than AFF does 100% of its loan business through Global and the principle of Global, Mr. Justin Moulton and Mr. Stirling are good friends. At the time of the agreement the granting of the stock gave Global approximately 4% ownership. Currently, their ownership approximates 2%.

The amounts and terms of the above transactions may not necessarily be indicative of the amounts and terms that would have been incurred had comparable transactions been entered into with independent third parties.

Corporate Governance and Director Independence.

The Company has not:

●
established its own definition for determining whether its directors and nominees for directors are “independent” nor has it adopted any other standard of independence employed by any national securities exchange or inter-dealer quotation system, though our current director would not be deemed to be “independent” under any applicable definition given that he is an officer of the Company; nor

●	established any committees of the board of directors.

Given the nature of the Company’s business, its limited stockholder base and the current composition of management, the board of directors does not believe that the Company requires any corporate governance committees at this time.

As of the date hereof, the entire board serves as the Company’s audit committee.

Item 8.   Legal Proceedings.

From time to time the Company may be a party to litigation matters involving claims against the Company. The Company was named as a defendant in a lawsuit for unsolicited advertisement. This lawsuit was settled for $500.

Item 9.   Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters.

Market Information

Our common stock trades on the Pink Sheets under the trading symbol “AFRS.” The figures set forth below reflect the quarterly high and low bid information for shares of our common stock during the last two years, as reported by the Pink Sheets. These quotations reflect inter-dealer prices without retail markup, markdown, or commission, and may not represent actual transactions. Our stock commenced trading in April 2007. There is currently very little if any trading in our stock and there have been no public trades this year and only three trades in the last twelve months. There has been no public trading by any of our officers or directors. There has been some private placement shares sold to our officer’s directors, and non-related individuals in the last twelve months and those people understand that in our current position, they will have difficulty selling any of those shares and may be unable to sell them for prolonged periods. There has no public trading of shares by any of our officers, directors, or employees.

Quarter Ended	High	Low

March 31, 2009	.05	.045
December 31, 2008	.05	.045
September 30, 2008	.05	.045
June 30, 2008	.05	.045
March 31, 2008	.05	.045
December 31, 2007	.05	.04
September 30, 2007	.05	.04
June 30, 2007	.05	.04
March 31, 2007	.05	.01

Penny Stock Considerations

Our shares are "penny stocks", as that term is generally defined in the Securities Exchange Act of 1934 to mean equity securities with a price of less than $5.00. Thus, our shares will be subject to rules that impose sales practice and disclosure requirements on broker-dealers who engage in certain transactions involving a penny stock.

Under the penny stock regulations, a broker-dealer selling a penny stock to anyone other than an established customer or accredited investor must make a special suitability determination regarding the purchaser and must receive the purchaser's written consent to the transaction prior to the sale, unless the broker-dealer is otherwise exempt. Generally, an individual with a net worth in excess of $1,000,000 or annual income exceeding $200,000 individually or $300,000 together with his or her spouse, is considered an accredited investor.

In addition, under the penny stock regulations, the broker-dealer is required to:

●
Deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Securities and Exchange Commission relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt;

●	Disclose commissions payable to the broker-dealer and our registered representatives and current bid and offer quotations for the securities;
●
Send monthly statements disclosing recent price information pertaining to the penny stock held in a customer's account, the account's value, and information regarding the limited market in penny stocks; and

●
Make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction, prior to conducting any penny stock transaction in the customer's account.

Because of these regulations, broker-dealers may encounter difficulties in their attempt to sell shares of our Common Stock, which may affect the ability of selling shareholders or other holders to sell their shares in the secondary market, and have the effect of reducing the level of trading activity in the secondary market. These additional sales practice and disclosure requirements could impede the sale of our securities. In addition, the liquidity for our securities may be decreased, with a corresponding decrease in the price of our securities. Our shares in all probability will be subject to such penny stock rules and our shareholders will, in all likelihood, find it difficult to sell their securities.

OTC Bulletin Board Qualification for Quotation

We intend to secure a qualification for our securities to be quoted on the OTC Bulletin Board once this registration statement is effective and the SEC staff has indicated they have no further comments. To have our shares of Common Stock qualified for quotation on the OTC Bulletin Board, a market maker must file an application on our behalf in order to make a market for our Common Stock. We have engaged in preliminary discussions with an NASD Market Maker to file our application on Form 211 with FINRA.  Based upon our counsel's prior experience, we anticipate that after this registration statement is declared effective, it will take approximately 2 - 8 weeks for FINRA to issue a trading symbol and allow sales of our Common Stock under Rule 144.

Sales of our Common Stock under Rule 144

There are 9,881,224 shares of our common stock held by non-affiliates, both employees and non-employees, and 13,000,981 shares held by affiliates Rule 144 of the Securities Act of 1933 defines as restricted securities.

In general, persons holding restricted securities, including affiliates, must hold their shares for a period of at least six months, may not sell more than one percent of the total issued and outstanding shares in any 90-day period, and must resell the shares in an unsolicited brokerage transaction at the market price. These restrictions do not apply to non-affiliates after a holding period of one year but continue to apply for affiliates regardless of their holding period. The availability for sale of substantial amounts of common stock under Rule 144 could reduce prevailing market prices for our securities. All 9,881,224 shares held by non-affiliates have been held for at least 6 months.

Holders

As of the date of this registration statement, we had approximately 334 shareholders of record of our Common Stock.

Dividends and Distributions

We have not declared any cash dividends on our Common Stock since our inception and do not anticipate paying such dividends in the foreseeable future. We plan to retain any future earnings for use in our business. Any decisions as to future payments of dividends will depend on our earnings and financial position and such other facts, as the Board of Directors deems relevant.

Reports to Shareholders

As a result of this offering, we will become subject to the information and reporting requirements of the Securities Exchange Act of 1934 and will file periodic reports, proxy statements, and other information with the Securities and Exchange Commission We will voluntarily send an annual report to shareholders containing audited financial statements.

Where You Can Find Additional Information

We have filed with the Securities and Exchange Commission a registration statement on Form 10. The registration statement and exhibits may be inspected, without charge, and copies may be obtained at prescribed rates, at the SEC's Public Reference Room at 100 F St., N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The registration statement and other information filed with the SEC are also available at the web site maintained by the SEC at http://www.sec.gov.

Item 10.   Recent Sales and Issuances of Unregistered Securities.

During the fiscal year ended March 31, 2008, we had no sales of common stock.  We did issue 250,000 shares in exchange for debt and 100,000 shares for services.  Our shareholders elected to convert 4,000 shares of preferred stock to 400,000 shares of common stock at par value.

During the fiscal year ended March 31, 2009, we sold a total of 1,550,000 shares of common stock for $20,000 cash to five individuals, most of whom were former directors or officers.  We also issued 3,827,500 shares for services, 5,000,000 shares in exchange for a subscription receivable from our major shareholder and 500,000 for licensing rights with Global Lending Group.  All the shares issued were common stock. In addition, one shareholder elected to cancel 2,000 shares of preferred stock and another elected to convert 2,000 shares of preferred stock to 200,000 shares of common stock at par value.

During the nine months ended December 31, 2009, we sold 1,800,000 shares for $22,500.

The above common stock transactions were private placement sales.  The per share prices were determined by negotiations between Mr. Stirling and the other party depending on the reason for the sale, the number of shares being purchased and the need for the funds.  Generally, the share prices decreased from $0.02 in early 2008 to $0.01 or $0.005 in early 2009.   The declining trend agrees with our declining assets and revenues. There are exceptions for services which were generally lower than cash prices.

We did not use a private placement memorandum for the following reasons:

We relied upon Section 4(2) of the Securities Act of 1933, as amended for the above issuances to US citizens or residents.

We believed that Section 4(2) of the Securities Act of 1933 was available because:

●	None of these issuances involved underwriters, underwriting discounts or commissions.
●	Restrictive legends were and will be placed on all certificates issued as described above. (See below)
●	The distribution did not involve general solicitation or advertising.
●	The distributions were made only to investors who were sophisticated enough to evaluate the risks of the investment.

The sales in Florida were undertaken pursuant to the exemption from registration found in Florida Statutes, Section 517.061(11).  We complied with all provisions of this statutory exemption.

Prospective investors were invited to review at our offices at any reasonable hour, after reasonable advance notice, any materials available to us concerning our business. Prospective Investors were also invited to visit our offices.
The wording of the restrictive legend mentioned above is: “The shares represented by this certificate have not been registered under the Securities Act of 1933 as amended. The shares have been acquired for investment and may not be offered, sold or otherwise transferred in the absence of an effective registration statement with respect to the shares or an exemption from the registration requirements of said act that is then applicable to the shares, as to which a prior opinion of council may be required by the issuer or the transfer agent.”

Item 11.   Description of Registrant’s Securities to be Registered.

Common Stock

We are authorized to issue 50,000,000 shares of common stock with $0.05 par value per share. As of the date of this registration statement, there were 22,882,205 shares of common stock issued and outstanding held by 334 shareholders of the record. There were 329 shareholders as of March 31, 2009.

Each share of common stock entitles the holder to one vote, either in person or by proxy, at meetings of shareholders. The holders are not permitted to vote their shares cumulatively. Accordingly, the shareholders of our common stock who hold, in the aggregate, more than fifty percent of the total voting rights can elect all of our directors and, in such event, the holders of the remaining minority shares will not be able to elect any of such directors. The vote of the holders of a majority of the issued and outstanding shares of common stock entitled to vote thereon is sufficient to authorize, affirm, ratify or consent to such act or action, except as otherwise provided by law.

Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available. We have not paid any dividends since our inception, and we presently anticipate that all earnings, if any, will be retained for development of our business. Any future disposition of dividends will be at the discretion of our Board of Directors and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements, and other factors.

Holders of our common stock have no preemptive rights or other subscription rights, conversion rights, redemption or sinking fund provisions. Upon our liquidation, dissolution or winding up, the holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to shareholders after the payment of all of our debts and other liabilities. There are not any provisions in our Articles of Incorporation or our Bylaws that would prevent or delay change in our control.

Preferred Stock

We are authorized to issue 5,000,000 shares of Preferred Stock in series, as fixed by the Directors, with a par value of $.05 per share. As of the date of this Registration Statement, there are no Preferred Shares outstanding, with all shares of Preferred Stock previously issued having been converted to common stock or cancelled.

Preferred Stock may be issued in series, with preferences and designations, as the Board of Directors may, from time to time, determine. The Board may, without shareholders’ approval, issue Preferred Stock with voting, dividend, liquidation, and conversion rights that could dilute the voting strength of our common shareholders, and may assist management in impeding an unfriendly takeover or attempted changes in control. There are no restrictions on our ability to repurchase or reclaim our preferred shares while there is any arrearage in the payment of dividends on our Preferred Stock.

Item 12.   Indemnification of Directors and Officers.

Pursuant to Section 607.0850 of the Florida Statutes, the Registrant has the power to indemnify any person made a party to any lawsuit by reason of being a director or officer of the Registrant, or serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Our By-laws provide that the Registrant shall indemnify its directors and officers to the fullest extent permitted by Florida law.

With regard to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the Corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such case.

Item 13.   Audited Financial Statements and Supplementary Data.

American First Financial, Inc.
As of March 31, 2009 and 2008

Contents:

Randall N. Drake, C.P.A., P.A.
1981 Promenade Way
Clearwater, FL  33760
727.536.4863
Randall@RDrakeCPA.com

Report of Independent Registered Public Accounting Firm

Board of Directors
American First Financial, Inc.
Clearwater, Florida

We have audited the accompanying balance sheet of American First Financial, Inc. as of March 31, 2009 and 2008 and the related statements of operations, stockholders’ equity, and cash flows for the years ended March 31, 2009 and 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required at this time, to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal controls over financial reporting.  Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provided a reasonable basis for our opinion.

In our opinion, based on our audit, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of March 31, 2009 and 2008 and the results of its operations and its cash flows for the years ended March 31, 2009 and 2008 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company incurred recurring net losses, resulting in negative cash flows and negative working capital.  There are limited financial assets in which to satisfy any future cash requirements. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The financial statements of American First Financial Inc. as of March 31, 2009 and 2008 and for the years then ended have been restated for the correction of a misstatement during the periods.  Note 12 describes the Company’s disclosure and correction of the misstatement.

/s/ Randall N. Drake

Randall N. Drake, CPA, PA
Certified Public Accountants
Clearwater, Florida
August 11, 2009 and December 7, 2010

American First Financial, Inc.
Balance Sheet

	As of March 31,
	2009	2008
	Restated	Restated
Assets
Current assets
Cash	$1,037	$10,192

Total current assets	1,037	10,192

Property & equipment, net of accumulated
depreciation of $6,503 and $4,835, respectively	5,170	6,838

Loans to shareholders	-	127,441
Investment in property	60,000	60,000
Intangibles	10,000	10,000

Total Assets	$76,207	$214,471

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable and accrued expenses	$16,484	$24,166
Payable to a related party		10,000
Shareholder loans	27,713	-
Related party notes payable	-	50,000
Related party demand notes payable	69,030	69,030
Total current liabilities	113,227	153,196

Stockholders' Equity
Redeemable Convertible Preferred Stock: $.05 par
5,000,000 shares authorized (Series A & B)
0 and 2,000 Series B shares issued and
outstanding, respectively	-	200
Common Stock, $.05 par value, 50,000,000 shares
authorized; 21,082,205 and 10,007,205 shares
issued and outstanding, respectively	1,054,110	500,360
Additional paid-in capital	162,342	661,942
Subscription receivable	(60,000)	-
Accumulated Deficit	(1,193,472)	(1,101,227)
Total stockholders' equity	(37,020)	61,275

Total Liabilities and Stockholders' Equity	$76,207	$214,471

The accompanying audit report and notes are an integral part of these financial statements.

American First Financial, Inc.
Statement of Operations

	For the Years Ended
	March 31,
	2009	2008
	Restated	Restated

Revenues: Origination Fees and Points - Global	$48,338	$271,908

Commissions and other direct costs	15,961	81,578
Commissions to related parties	17,550	35,305

Gross Margin	14,827	155,025

Operating expenses:
Selling	3,226	4,299
General and administrative	60,924	134,196
Professional expenses	8,700	7,632
Stock Based Compensation	23,950	25,000
Depreciation	1,668	2,335
Interest expenses	8,604	25,734
Total operating expenses	107,072	199,196

Net income (loss)	$(92,245)	$(44,171)

Earnings (loss) per share, primary and dilutive	$(0.00)	$(0.00)

Weighted average shares outstanding
primary and dilutive	16,678,917	9,820,219

The accompanying audit report and notes are an integral part of these financial statements.

American First Financial, Inc.
Statement of Stockholders' Equity Restated

					Additional		Accumulated		Stock-
					Paid in	Subscription	Comprehensive	Accumulated	Holders'
	shares	$.05 par	shares	$.05 par	Capital	Receivable	Income	Deficit	Equity

Balance March 31, 2007	8,000	$400	9,257,205	$462,860	$644,242	$-	$(410,615)	$(646,441)	$50,446

Prior period adjustments
Reclassification of other comprehensive income upon sale of securities							410,615	(410,615)	-

Balance March 31, 2007, . revised	8,000	$400	9,257,205	$462,860	$644,242	$-	$-	$(1,057,056)	$50,446

Conversion of convertible preferred stock	(4,000)	(200)	400,000	20,000	(19,800)				-

Conversion of debt and payable			350,000	17,500	12,500				30,000

Forgiveness of stock compensation					25,000				25,000

Net income								(44,171)	(44,171)

Balance March 31, 2008	4,000	$200	10,007,205	$500,360	$661,942	$-	$-	$(1,101,227)	$61,275

Cancellation of preferred stock	(2,000)	(100)			100				-
Conversion of preferred stock	(2,000)	(100)	200,000	10,000	(9,900)				-

Stock issued for promissory note			5,000,000	250,000	(250,000)	(80,000)			(80,000)

Officer comp - forgiveness of debt						20,000			20,000

Stock issued to pay for rights			500,000	25,000	(15,000)				10,000

Stock issued for services			3,825,000	191,250	(167300)				23,950

Direct sale of common stock			1,550,000	77,500	(57,500)				20,000

Net loss								(92,245)	(92,245)

Balance March 31, 2009	-	$-	21,082,205	$1,054,110	$162,342	$(60,000)	$-	$(1,193,472)	$(37,020)

The accompanying audit report and notes are an integral part of these financial statements.

American First Financial, Inc.
Statement of Cash Flows

	For the Years Ended
	2009	2008
	Restated	Restated

Cash Flows from Operating Activities:
Net (loss) income	$(92,245)	$(44,171)
Adjustment to reconcile Net Income to net
cash provided by operations:
Depreciation	1,668	2,335
Stock-based and non-cash compensation	23,950	25,000
Officer comp - forgiveness of subscription receivable	20,000	20,000
Changes in assets and liabilities:
Accounts payable and accrued expenses	(7,682)	7,500
Net Cash (Used) Provided by Operating Activities	(54,309)	10,664

Cash Flows from Financing Activities:
Proceeds from issuance of common stock	20,000	-
Net (loans to) repayment of stockholder loans	25,154	(24,332)
Net Cash (Used) Provided by Financing Activities	45,154	(24,332)

Net decrease in Cash	(9,155)	(13,668)

Cash at beginning of period	10,192	23,860

Cash at end of period	$1,037	$10,192

Supplemental cash flow information:
Interest paid	$320	$25,734
Taxes paid	$-	$-

Non-cash transactions:
For the years ended March 31, 2009 and 2008, $20,000 of compensation was non-cash payment reduction of shareholder loans.
During the year ended March 31, 2008, the Company acquired licensing rights for
$10,000 in stock. At March 31, 2008, this amount was payable.
During the year ended March 31, 2008, the Company issued 350,000 shares of common stock in settlement of $30,000 of debt and payables
During the year ended March 31, 2009, the Company issued 500,000 shares of stock to pay for the licensing rights.
During the year ended March 31, 2009, the Company issued 5,000,000 shares of common stock For a subscription receivable in the amount of $100,000

The accompanying audit report and notes are an integral part of these financial statements.

American First Financial, Inc.
Notes to the Financial Statements

March 31, 2009 and 2008

Note 1    Organization, Business Operations and Summary of Significant Accounting Policies

Organization and Business Operations

American First Financial, Inc. (“AFF”) is a Florida corporation formed in March, 2001. AFF is a specialty mortgage origination firm that deals in wholesale lending. Wholesale lending is the taking of retail mortgage loan originations from mortgage brokers and getting them closed and funded for them, as opposed to dealing directly with the retail customer.  AFF’S operations are primarily the acceptance of loan submissions from independent retail mortgage brokers and then presenting those loans to approved wholesale lenders.  . AFF only acts as a broker agent.  As a broker agent, AFF does not assume any risk on its loans and receives a small fee based on the loan volume for each loan it places.  The lenders that accept the loans have no recourse against AFF.  We have operated in several states but primarily present loans from the Florida market.  We have one office in Largo Florida.

Summary of Significant Accounting Policies

Basis of Presentation

The Company prepares its financial statements in conformity with generally accepted accounting principles in the United States of America. In the opinion of management, all adjustments consisting of normal recurring adjustments necessary for a fair statement of the financial position at March 31, 2009 and 2008 and the result of operations and cash flows for the years ended March 31, 2009 and 2008have been made.

In the opinion of management, all adjustments consisting of normal recurring adjustments necessary for a fair statement of (a) the result of operations for the year ended March 31, 2009 and 2008; (b) the financial position at March 31, 2009, and (c) cash flows for the year ended March 31, 2009 and 2008 have been made.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value Information

The Company’s balance sheets include the following financial instruments: cash, loans from shareholders, accounts payable, accrued expenses and note payable to stockholder. The carrying amounts of current assets and current liabilities approximate their fair value due to the relatively short period of time between the origination of these instruments and their expected realization. The carrying values of the note payable to stockholder approximates fair value based on borrowing rates currently available to the Company for instruments with similar terms and remaining maturities.

Cash and Cash Equivalents

The majority of cash is maintained with a major financial institution in the United States. Deposits with this bank may exceed the amount of insurance provided on such deposits. Generally, these deposits may be redeemed on demand and, therefore, bear minimal risk. The Company considers all highly liquid investments purchased with an original maturity of six months or less to be cash equivalents.

Revenue Recognition

AFF receives fees for the origination of loans and recognizes these when the earnings process has been completed  generally at closing.

AFF may receive consulting fees from independent mortgage brokers for helping to package and present non-conforming and sub-prime loans to willing lenders.  Our fees are negotiated in advance with the independent brokers and are recorded when we return the loan package to them for presentation to the lender.
Mortgages, Loan Loss Reserves and Capitalization

AFF does not hold mortgages for investment and thereby does not calculate loan loss reserves and is not subject to any minimum capital requirements by the State or any regulatory agency. AFF utilizes the licenses of Global Lending Group, a related party (See Note 8), for closing and funding any loans that need funding until their sale. These loans are the property of Global Lending Group at closing and as such, are not reflected on the financial statements of AFF.

American First Financial, Inc.
Notes to the Financial Statements

March 31, 2009 and 2008

Mortgage Servicing

The company currently does no mortgage or loan servicing and does not intend to in the future.

Property and equipment

Property and Equipment is stated at cost. Depreciation is computed by the straight-line method over estimated useful lives.  The carrying amount of all long-lived assets is evaluated periodically to determine if adjustment to the depreciation and amortization period or the unamortized balance is warranted. Based upon its most recent analysis, the Company believes that no impairment of property and equipment exists at March 31, 2009 and 2008.

Investment in Property and Other Long-Lived Assets

In accordance with Statement of Financial Accounting Standards (SFAS) No. 144, "Accounting for Impairment or Disposal of Long-Lived Assets," long-lived assets such as property, equipment and identifiable intangibles are reviewed for impairment whenever facts and circumstances indicate that the carrying value may not be recoverable. When required impairment losses on assets to be held and used are recognized based on the fair value of the asset. The fair value is determined based on estimates of future cash flows, market value of similar assets, if available, or independent appraisals, if required. If the carrying amount of the long-lived asset is not recoverable from its undiscounted cash flows, an impairment loss is recognized for the difference between the carrying amount and fair value of the asset. When fair values are not available, the Company estimates fair value using the expected future cash flows discounted at a rate commensurate with the risk associated with the recovery of the assets. The Company did not recognize any impairment losses for any periods presented.

Stock Options

In December 2004, the Financial Accounting Standards Board (FASB) issued Statement of Accounting Standards (SFAS) No. 123 (Revised 2004), “Share-Based Payment” (SFAS 123R). SFAS 123R requires all share-based payments to employees, including grants of employee stock options to be recognized as compensation expense in the financial statements based on their fair values. That expense is recognized over the period during which an employee is required to provide services in exchange for the award, known as the requisite service period (usually the vesting period).

Advertising

The costs of advertising are expensed as incurred. Advertising expenses were $2,437 and $3,240 for the years ended March 31, 2009 and 2008, respectively. Advertising expenses are included in the Company’s selling operating expenses.

Income Taxes

The Company accounts for income taxes under SFAS No. 109, “Accounting for Income Taxes,” which requires use of the liability method. SFAS No. 109 provides that deferred tax assets and liabilities are recorded based on the differences between the tax bases of assets and liabilities and their carrying amounts for financial reporting purpose, referred to as temporary differences. Deferred tax assets and liabilities at the end of each period are determined using the currently enacted tax rates applied to taxable income in the periods in which the deferred tax assets and liabilities are expected to be settled or realized.

Earnings (Loss) Per Share

The Company follows SFAS No. 128, “Earnings Per Share.” Basic earnings (loss) per share calculations are determined by dividing net income (loss) by the weighted average number of shares outstanding during the year. Diluted earnings (loss) per share calculations are determined by dividing net income (loss) by the weighted average number of shares.   As of March 31, 2009 and 2008, there were 2,300,000 options outstanding that were considered anti-dilutive.

American First Financial, Inc.
Notes to the Financial Statements

March 31, 2009 and 2008

Recently Issued Accounting Pronouncements

Current Adoption of New Accounting Pronouncements

In December 2007, the FASB issued SFAS No. 160; Non-controlling Interest in Consolidated Financial Statements, and amendment of ARB 51, which changes the accounting and reporting for minority interest. Minority interest will be re-characterized as non-controlling interest and will be reported as component of equity separate from the parent's equity, and purchases or sales of equity interests that do not result in change in control will be accounted for as equity transactions. In addition, net income attributable to the non-controlling interest will be included in consolidated net income on the date of the income statement and, upon a loss of control, the interest sold, as well as any interest retained, will be recorded at fair value with any gain or loss recognized in earnings. SFAS No. 160 is effective for the Company beginning January 1, 2009 and will apply prospectively, except for the presentation and disclosure requirements, which will apply retrospectively. The adoption of SFAS 160 had no impact on the Company’s balance sheet or results of operation.

In March 2008, the Financial Accounting Standards Board issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities. SFAS No. 161 requires additional disclosures related to the use of derivative instruments, the accounting for derivatives and the financial statement impact of derivatives. SFAS No. 161 is effective for fiscal years beginning after November 15, 2008. The adoption of SFAS No. 161 did not impact the Company's financial statements.

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles” (“SFAS 162”). SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles (the GAAP hierarchy). SFAS 162 will become effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, “The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles.” The Company’s adoption of SFAS 162 did not have a material effect on our results of operations and financial condition.

In May 2008, the FASB issued SFAS No. 163, “Accounting for Financial Guarantee Insurance Contracts – an interpretation of FASB Statement No. 60”. This statement requires that an insurance enterprise recognize a claim liability prior to an event of default (insured event) when there is evidence that credit deterioration has occurred in an insured financial obligation. SFAS No. 163 also clarifies how SFAS No. 60 applies to financial guarantee insurance contracts, including the recognition and measurement to be used to account for premium revenue and claim liabilities to increase comparability in financial reporting of financial guarantee insurance contracts by insurance enterprises. SFAS No. 163 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and all interim periods within those fiscal years, except for some disclosures about the insurance enterprise’s risk-management activities of the insurance enterprise be effective for the first period (including interim periods) beginning after issuance of SFAS No. 163. Except for those disclosures, earlier application is not permitted. The Company has assessed the impact of SFAS No. 163 on its financial position and results of operations and determined it to have no effect on the operations or financial condition.

In May 2008, the FASB issued FSP Accounting Principles Board (“APB”) 14-1 “Accounting for Convertible Debt instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” (“FSP APB 14-1”). FSP APB 14-1 requires the issuer of certain convertible debt instruments that may be settled in cash (or other assets) on conversion to separately account for the liability (debt) and equity (conversion option) components of the instrument in a manner that reflects the issuer’s non-convertible debt borrowing rate. FSP APB 14-1 is effective for fiscal years beginning after December 15, 2008 on a retroactive basis. As we do not have convertible debt, the adoption of FSP APB 14-1 has had no effect on our results of operations and financial condition.

In April 2008, the FASB issued FSP FAS 142-3, Determination of the Useful Life of Intangible Assets (“FSP FAS 142-3”). FSP FAS 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, Goodwill and Other Intangible Assets (“SFAS 142”). The intent of FSP FAS 142-3 is to improve the consistency between the useful life of a recognized intangible asset under SFAS 142 and the period of expected cash flows used to measure the fair value of the asset under SFAS 141(R) and other applicable accounting literature. FSP FAS 142-3 is effective for financial statements issued for fiscal years beginning after December 15, 2008. The adoption of FSP FAS 142-3 has had no impact on its results of operations or financial condition.

American First Financial, Inc.
Notes to the Financial Statements

March 31, 2009 and 2008

In June 2008, the FASB issued FSP EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities (“FSP EITF 03-6-1”), which addresses whether instruments granted in share-based payment transactions are participating securities prior to vesting and, therefore, need to be included in the computation of earnings per share under the two-class method described in SFAS No. 128, Earnings per Share. FSP EITF 03-6-1 is effective retrospectively for financial statements issued for fiscal years and interim periods beginning after December 15, 2008. The adoption of FSP EITF 03-6-1 did not materially impact the Company’s financial condition and results of operations.

In October 2008, the FASB issued FSP FAS 157-3, Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active (“FSP 157-3”), to clarify the application of the provisions of SFAS 157 in an inactive market and how an entity would determine fair value in an inactive market. FSP 157-3 was effective upon issuance and applies to the Company’s current financial statements. The application of the provisions of FSP 157-3 did not affect the Company’s results of operations or financial condition for the period ended March 31, 2009.

In June 2008, the FASB issued EITF No. 07-5, Determining Whether an Instrument (or Embedded Feature) Is Indexed to an Entity’s Own Stock, effective for financial statements issued for fiscal periods and interim periods beginning after December 15, 2008. EITF No.07-5 provides guidance for determining whether an equity-linked financial instrument (or embedded feature) is indexed to an entity’s own stock. The adoption of EITF No. 07-5 did not have a material effect on the Company’s financial statements.

Future Adoption of New Accounting Pronouncements

In December 2008, the FASB issued FSP SFAS 132(R)-1, Employers’ Disclosures about Postretirement Benefit Plan Assets. FSP SFAS 132(R)-1 requires an employer to provide certain disclosures about the assets held by its defined benefit pension or other postretirement plans. The required disclosures include the investment policies and strategies of the plans, the fair value of the major categories of plan assets, the inputs and valuation techniques used to develop fair value measurements and a description of significant concentrations of risk in plan assets. FSP SFAS 132(R)-1 is effective for fiscal years ending after December 15, 2009. The Company does not expect the adoption of FSP SFAS 132(R)-1 to have a material impact on its Financial Statements.

In April 2009, the FASB issued FSP SFAS No. 157-4, Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly. Under FSP SFAS No. 157-4, transactions or quoted prices may not accurately reflect fair value if an entity determines that there has been a significant decrease in the volume and level of activity for the asset or the liability in relation to the normal market activity for the asset or liability (or similar assets or liabilities). In addition, if there is evidence that the transaction for the asset or liability is not orderly, the entity shall place little, if any weight on that transaction price as an indicator of fair value. FSP SFAS No. 157-4 is effective for periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009 subject to the early adoption of FSP SFAS No. 115-2 and SFAS No. 124-2. The Company did not elect to early adopt FSP SFAS No. 157-4; however, it does not expect the adoption to have a material impact on its Financial Statements.

In April 2009, the FASB issued FSP SFAS No. 115-2 and SFAS No. 124-2, Recognition and Presentation of Other-Than-Temporary Impairments (“FSP SFAS No. 115-2”). FSP SFAS No. 115-2 provides new guidance on the recognition and presentation of other-than-temporary impairments (“OTTI”) for fixed maturity securities that are classified as available-for-sale and held-to-maturity if management does not intend to sell the impaired security and it is more likely than not it will not be required to sell the impaired security before the recovery of its amortized cost basis. The Company does not have investments in fixed maturity securities and, accordingly, expects no impact from adoption of this pronouncement.

In April 2009, the FASB issued FSP SFAS No. 107-1 and Accounting Principles Board (“APB”) No. 28-1, Interim Disclosures about Fair Value of Financial Instruments (“FSP SFAS No. 107-1”). FSP SFAS No. 107-1 amends SFAS No. 107, Disclosures about Fair Value of Financial Instruments to require fair value of financial instrument disclosure in interim financial statements and amends APB No. 28, Interim Financial Reporting, to require those disclosures in all interim financial statements. The provisions of FSP SFAS No. 107-1 are effective for interim periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. The Company did not elect to early adopt FSP SFAS No. 107-1; however, it does not expect the adoption to have a material impact on its Financial Statements.

American First Financial, Inc.
Notes to the Financial Statements

March 31, 2009 and 2008

As of July 1, 2009, all the above pronouncements have been incorporated into the Accounting Standards Codification.  We have reviewed the Accounting Standards Update (“ASU”) issued after the codification and the interpretations thereof that have effectiveness dates during the periods reported and in future periods. The Company has carefully considered the new pronouncements that alter previous generally accepted accounting principles and does not believe that any new or modified principles will have a material impact on the corporation’s reported financial position or operations in the near term.  The applicability of any standard is subject to the formal review of our financial management and certain standards are under consideration.

Note 2    Going Concern

The accompanying audited financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which assumes the realization of assets and satisfaction of liabilities in the normal course of business, for the Company to continue as a going concern.

As shown in the accompanying financial statements, AFF incurred operating losses for the years ended March 31, 2009 and 2008. Although the Company does not have a history of losses and maintains a positive net worth, there remains an accumulated deficit and a working capital deficit at March 31, 2009.  AFF has limited financial resources with which to satisfy any future cash requirements and until such time as AFF is able to raise additional capital or generate positive cash flow from operations, these conditions raise substantial doubt about the Company’s ability to continue as a going concern. AFF’s ability to achieve and maintain profitability and positive cash flow is dependent upon their ability to generate mortgages and thereby origination fees at a rate sufficient to meet obligations and costs. Management plans to fund its future operations by obtaining additional financing and continuing to grow the mortgage origination base. However, there is no assurance that AFF will be able to grow the business or to obtain additional financing from investors or private lenders and, if available, such financing may not be on commercial terms acceptable to AFF or its shareholders. The key factors that are not within the Company's control and that may have a direct bearing on operating results include, but are not limited to, acceptance of the Company's business plan, the ability to raise capital in the future, the ability to expand its customer base, and the ability to hire key employees to provide services. There may be other risks and circumstances that management may be unable to predict.

The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

Note 3    Property and Equipment

Property and equipment, as of March 31, consist of:

	2009	2008
Equipment	$11,673	$11,673
Less accumulated depreciation	6,503	4,835
	$5,170	$6,838

Depreciation of property and equipment was $1,668 and $2,335 for the years ended March 31, 2009 and 2008, respectively.

Note 4    Real Estate Owned

At March 31, 2009 the Company held an investment property (real estate) as, available for sale, in the amount of $60,000.

The investment property was sold subsequent to the audited financial statements.  The property was always marketed for sale, as our intentions were not long-term in nature.  Due to market conditions, we were forced to hold for a longer period; however the property was always actively listed with a local real estate agency. We no longer hold any property for investment and do not have any recourse to any mortgage loans, nor do we intend to have any recourse of future loans.

American First Financial, Inc.
Notes to the Financial Statements

March 31, 2009 and 2008

The property was liquidated subsequent to the year end.   Periodically and at the time of the audited financial statements, we had current value estimates based on the local real estate market from local real estate agents.   The property was originally valued at our acquired cost, which was below the estimated market value at the time. We did not obtain an appraisal but, acquired the property for the remaining mortgage on it. However, we did not receive any offers through 2007, whereby we did impair the property value by approximately 10%.   At the time we believed that the valuation was accurate and relied upon the local real estate valuations from real estate agents.  The subsequent sale was less than the carrying value, however, we believe that we accepted a below market offer for the purpose of cash flow and were not confident that the market would not deteriorate further, so the cash offer was accepted.

Note 5    Options

Option awards under the employee incentive stock option plan (“EISOP”) provide that the strike price shall not be less than the fair market value of the common stock on the date of grant and that no portion of any option award may be exercised beyond ten years from that date. Options granted under the EISOP, in prior years, were issued for past performance and therefore vest immediately at the date the options were granted.

A summary of the activity of the Company’s options for the years ended March 31, 2009 and 2008 is as follows:

			Weighted Average		Remaining
	Options	Options	Intrinsic	Exercise	Contractual
	Outstanding	Vested	Value	Price	Term
Options, March 31, 2007	2,300,000	2,300,000	$0.007	$.05	6.25 years
Granted	––	––
Exercised	––	––
Forfeited	––	––
Options, March 31, 2008	2,300,000	2,300,000
Granted	––	––
Exercised	––	––
Forfeited	––	––
Options, March 31, 2009	2,300,000	2,300,000

The following table summarizes information regarding options outstanding at March 31, 2009:

Weighted Average:
Dividend yield	0.0%
Risk-free interest rate	1.39%
Expected life in years	3.0
Expected price volatility	10.0%

All options were fully vested as of March 31, 2009 and 2008.   No additional expense has been recorded regarding these options and no additional options have been issued. There were no options exercised during the years ended March 31, 2009 and 2008.

Note 6    Income Taxes

The Company has not recognized any deferred tax assets in association with capital losses incurred from marketable equity securities transactions, due to tax limitations and uncertainties concerning its ability to generate taxable income in future periods. The tax benefit for the periods presented is offset by a valuation allowance (100%) established against deferred tax assets arising from the securities capital losses and other temporary differences, the realization of which could not be considered more likely than not. In future periods, tax benefits and related deferred tax assets will be recognized when management considers realization of such amounts to be more likely than not.

American First Financial, Inc.
Notes to the Financial Statements

March 31, 2009 and 2008

The Deferred Tax Asset as of March 31 is as follows:

	2009	2008
Income tax provision (benefit) at statutory rate	$(24,100)	$(8,000)
State income tax expense (benefit), net of federal benefit	(2,300)	(800)
Subtotal	(26,400)	(8,800)
Less reserve for allowance	26,400	8,800
Deferred Tax Asset	––	––

Net deferred tax assets and liabilities were comprised of the following:
Net Operating Losses	$(168,200)	$(142,300)
Non-cash officer compensation	(24,300)	(16,800)
Stock-based Compensation	(8,500)	(8,500)
	(201,000)	(167,600)
Less reserve for allowance	201,000	167,600
Deferred Tax Asset	––	––

As of March 31, 2009, the Company has net long-term capital losses of approximately $405,000 and unused Net Operating Loss carry-forwards of approximately $48,000 which begins to expire in 2028.  Differences in financial statement accumulated deficit and taxable losses resulting in Net Operating Losses are due to permanent non-deductible stock transactions.

Note 7    Equity

The company has two classifications of stock:

Preferred Stock

Preferred Stock includes 5,000,000 shares authorized at a par value of $0.05.  Preferred Stock has been issued as Series A and Series B Preferred Stock. Preferred Stock has liquidation and dividend rights over Common Stock, which is not in excess of its par value. The Series B Preferred Stock was issued with conversion rights without a mandatory redemption feature. Each share of Series B Preferred Stock is convertible into 100 shares of common.  There was no beneficial conversion features to the Series B Preferred Stock and therefore, no valuation adjustment was considered to be required. Each share of Preferred Stock is entitled to 100 common share equivalent votes. There were 8,000 shares of preferred series B issued to four individuals in 2003.

During the year ended March 31, 2008 two shareholders elected to convert 4,000 shares of the outstanding Series B Preferred Stock to common shares. During the year ended March 31, 2009  one shareholder elected to cancel 2,000 outstanding Preferred Shares.  These were retired and treated as additional contribution to capital.  The remaining preferred stock shareholder elected to convert 2,000 shares to common stock. There are currently no outstanding shares of preferred stock.

Common Stock

Common Stock includes 50,000,000 shares authorized at a par value of $0.05. The holders of Common Stock and the equivalent Preferred Stock, voting together, shall appoint the members of the Board of the Directors. Each share of Common Stock is entitled to one vote.

During the fiscal year ended March 31, 2008, we had no sales of common stock.  We did issue 250,000 shares in exchange for debt and 100,000 shares for services.  Our shareholders elected to convert 4,000 shares of preferred stock to 400,000 shares of common stock at par value.

During the fiscal year ended March 31, 2009, we sold a total of 1,550,000 shares of common stock for $20,000 cash to five individuals, most of whom were former directors or officers.  We also issued 3,827,500 shares for services, 5,000,000 shares in exchange for a subscription receivable from our major shareholder and 500,000 for licensing rights with Global Lending Group.  All the shares issued were common stock. In addition, one shareholder elected to cancel 2,000 shares of preferred stock and another elected to convert 2,000 shares of preferred stock to 200,000 shares of common stock at par value.

American First Financial, Inc.
Notes to the Financial Statements

March 31, 2009 and 2008

During the nine months ended December 31, 2009, we sold 1,800,000 shares for $22,500.

The above common stock transactions were private placement sales.  The per share prices were determined by negotiations between Mr. Stirling and the other party depending on the reason for the sale, the number of shares being purchased and the need for the funds.  Generally, the share prices decreased from $0.02 in early 2008 to $0.01 or $0.005 in early 2009.   The declining trend agrees with our declining assets and revenues. There are exceptions for services which were generally lower than cash prices.

Note 8    Earnings per Share

Due to the net operating loss, all options and conversions are considered anti-dilutive and therefore only basic calculation is provided. Basic weighted average per share excludes items that would have been included in the fully-diluted weighted average shares. Shares that would be included would be, if exercised, options held by Officers and Directors (2,300,000 common share equivalents).

Note 9    Related Party Transactions

As of March 31, 2009, the Company had a Demand Promissory Note in the amount of $69,030 with a member of the Board of Directors. The note pays interest at the rate of twelve percent and is callable at any time.. Subsequent to March 31, 2009, the loan was called and the majority shareholder has agreed to assume the liability for the note and the accrued interest.

At March 31, 2009 and 2008, the Company has various loans to or from Mr. Stirling, President, These loans are short-term in nature, are not supported by any executed loan documents and any interest charges were considered to be immaterial and were not recorded.

In 2008 Mr. Stirling was offered shares of common stock under a subscription receivable in the amount of $100,000. The stock was issued during the fiscal year ended March 31, 2009.  This loan is listed in Loans to Shareholder at March 31, 2008, in the amount of $80,000, before the stock was issued and as a contra-equity account at March 31, 2009 in the amount of $60,000 after the stock was issued.  The original loan is being amortized into income over five years. Interest charges on this loan were considered to be immaterial and were not recorded. .  Officer compensation in the amount of $20,000 was recorded for the years ended March 31, 2009 and 2008, and applied against the loan each year.

At March 31, 2008, the Company also had another loan to shareholder for funds provided to Mr. Stirling over the years in the amount of $41,447.  This loan and the subscription receivable above make up the Loan to Shareholder at March 31, 2008.

At March 31, 2008, the Company also had a Shareholder loan payable from Mr Stirling in the amount of $50,000 for funds and services provided by Mr Stirling in prior years.  During the year ended March 31, 2009 the note payable to Mr Stirling in the amount of $50,000  was off-set against the amounts loaned to Mr. Stirling.    This cancellation of receivables and debt were a non-cash transaction.   Additional amounts were advanced by Mr. Stirling during 2009 to fund operations or expenses paid on behalf of the Company.  The amount of the net Shareholder loans (payable) at March 31, 2009 was $27,713.

For the year ended March 31,  2008 Mr. Stirling, President was contractually entitled to a Bonus of 500,000 shares of Common Stock which was equivalent to the last traded fair value and the offered price of the Company’s common stock on market.  The Company recorded the compensation for the year at the trading value, resulting in compensation, included in operating expenses, for the year end statements ended March 31, 2008. In March 31, 2008, the President forgave the distribution of this stock compensation provision. The forgiveness of the stock award was recorded as a contribution of capital as of March 31, 2008 and no stock certificates were issued.

The contract stipulating the bonus payment was terminated during the year March 31, 2009; therefore no compensation was recognized in 2009. Compensation expense is recognized in the amount of $0 and $25,000 for the years ended March 31, 2009 and 2008, respectively.

During the year ended March 31, 2009, Mr. Stirling received 1,000,000 shares for services in the amount of $7,500.

During the years ended March 31, 2009 and 2008, Mr Stirling received rents in the amount of $1,200 and $0, respectively.

Commissions in the amount of $17,550 and $35,305 for the years ended March 312, 2009 and 2008, respectively, paid were paid to our President, as the main mortgage broker. Minor amounts were paid to outside brokers.

Total expenses paid to Mr Stirling for the years ended March 31, 2009 and 2008 were $46,250 and $80,305, or 33% and 25% of the total expenses, respectively.

Global Lending Group Inc is considered a related party through minor stock ownership and a heavy concentration of revenue. AFF utilizes the licenses of Global Lending Group for loan origination and funding through a “Net Branch Agreement” dated from 2002. At funding the loans become the property of Global Lending Group.  At the time of granting of the stock Global had approximately 4% ownership. Currently, their ownership approximates 2%.

All of the revenue recorded during the periods shown were received from Global Lending Group, Inc. who is a minor shareholder.

American First Financial, Inc.
Notes to the Financial Statements

March 31, 2009 and 2008

Note 10    Commitments and Contingencies

The Company has limited needs for office space and subleases office space on a month to month arrangement. The Company has not entered into any lease arrangement plan. On April 1, 2008 the company moved its office to the majority shareholder’s residence.  In lieu of rent, during the year ended March 31, 2009, the Company has agreed to pay $100 per month to reimburse for expenses.  Rent expense was $1,200 and $3,900 for the years ended March 31, 2009 and 2008, respectively.

From time to time the Company may be a party to litigation matters involving claims against the Company. Currently the Company has been named as a defendant in a lawsuit for unsolicited advertisement. Management does not believe the merits of the claim of $500 with possible treble damages assessment up to $1,500. Due to the uncertainty of outcome, the Company has not accrued any potential liability. The Company does not believe this matter or any other unasserted claims that may exist would have a materially adverse effect on the Company’s financial position or results of operations.

Note 11   Prior Period Adjustment

The Company has restated the accompanying financial statements to correct various misstatements as follows: 1) the amount in accumulated other comprehensive income should have been reclassified to accumulated deficit in a prior period, 2) shareholder loans include a subscription receivable that was reclassified to the equity section and two payments of $20,000 in additional officer compensation was applied to the subscription receivable, 3) interest on a note payable was accrued expenses for 2009, 4) licensing rights purchased with stock were recorded as an asset and equity transaction, 5) stock based compensation for services was recorded 6) commissions were reclassified from general and administrative expense, 7)the timing of preferred stock conversions were changed. 8) Loans to shareholders were reclassified to liabilities after adjustment.  The table below lists the affected financial statement line items and the magnitude of the changes.   The net loss was increased by 54% to $92,245 but there was no effect on earnings per share.

	As originally filed	Restated	Difference	% diff	Reference

Year ended March 31, 2009
Loans to shareholders	52,287	-	(52,287)	-100%	2, 8
Intangibles	-	10,000	10,000		4
Total assets	118,494	76,207	(42,287)	-36%

Accounts payable and accrued liabilities	8,200	16,484	8,284	101%	3
Shareholder loans	-	27,713	27,713		8
Total liabilities	77,230	113,227	35,997	47%

Additional paid in capital	128,392	162,342	33,950	26%	4, 5
Subscription receivable	-	(60,000)	(60,000)		2
Accumulated other comprehensive income	(410,615)	-	410,615	-100%	1
Accumulated deficit	(730,623)	(1,193,472)	(462,849)	63%	1, 3,5,6
Total stockholders' equity	41,264	(37,020)	(78,284)	-190%

Commissions	18,476	33,511	15,035	81%	6
General and administrative expenses	55,959	60,924	4,965	9%	5, 6
Stock based compensation	20,000	23,950	3,950	20%	5
Interest expense	320	8,604	8,284	2589%	3
Net loss	(60,011)	(92,245)	(32,234)	54%

Year ended March 31, 2008
Loans to shareholders	147,441	127,441	(20,000)	-14%	2
Intangibles	-	10,000	10,000	100%
Total asset	224,471	214,471	(10,000)	-4%

Accounts payable and accruals	24,166	34,166	10,000	41%
Total current liabilities	143,196	153,196	10,000	7%

Preferred stock	100	200	100	100%	7
Additional paid in capital	662,042	661,942	(100)	0%	7
Accumulated other comprehensive income	(410,615)	-	410,615	-100%	1
Accumulated deficit	(670,612)	(1,101,227)	(430,615)	64%	1, 2
Total stockholders' equity	81,275	61,275	(20,000)	-25%

General and administrative expenses	114,196	134,196	20,000	18%	2
Net income	(24,171)	(44,171)	(20,000)	83%

Note 12    Subsequent event

Subsequent to December 31, 2010, the Company chose to stop brokering loans for un-affiliated agencies.  This service will be reserved for agencies interested in joining AFF through acquisition or investment.  The Company is offering consulting services to un-affiliated mortgage brokers to help those agencies package and place loans.

During the nine months ended December 31, 2010, we sold 1,800,000 shares for $22,500.

Item 14.    Unaudited Financial Statements and Supplementary Data.

American First Financial, Inc.
As of December 31, 2009 (unaudited) and March 31, 2009 (audited)
and for the three and nine months ended December 31, 2009 and 2008 (unaudited)

Contents:

American First Financial, Inc.
Balance Sheet

	December 31, 2009	March 31, 2009
	(unaudited and restated)	(audited and restates)
Assets
Current assets
Cash	$9,512	$1,037

Total current assets	9,512	1,037

Property & equipment, net of accumulated
depreciation of $7,754 and $6,503, respectively	3,919	5,170

Investment in property	-	60,000
Intangibles	10,000	10,000

Total Assets	$23,431	$76,207

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable and accrued expenses	$8,200	$16,484
Shareholder loans	64,437	27,713
Related party demand note payable	-	69,030
Total current liabilities	72,637	113,227

Stockholders' Equity
Common Stock, $.05 par value, 50,000,000 shares
authorized; 22,882,205 and 21,082,205 shares
issued and outstanding, respectively	1,144,110	1,054,110
Additional paid-in capital	94,842	161,092
Subscription receivable	(60,000)	(60,000)
Accumulated Deficit	(1,228,158)	(1,192,222)
Total stockholders' equity	(49,206)	(37,020)

Total Liabilities and Stockholders' Equity	$23,431	$76,207

The notes are an integral part of these financial statements.

American First Financial, Inc.
Statement of Operations
(unaudited and restated)

	For the Three Months Ended		For the Nine Months Ended
	December,31		December,31
	2009	2008	2009	2008

Origination Fees – Global	$3,048	$9,693	$13,377	$32,193

Commissions and closing costs	2,154	3,705	7,981	12,305
Commissions to related parties	-	4,000	-	11,035

Gross Margin	894	1,988	5,396	8,853

Operating expenses:
Selling	-	284	-	1,770
General and administrative	1,236	12,449	8,630	33,591
Professional expenses	1,028	1,000	2,028	7,700
Stock-based compensation	-	5,000	-	18,775
Depreciation	417	417	1,251	1,251
Interest expenses	50	2,146	210	6,458
Loss on sale of property	-	-	27,963	-
Total operating expenses	2,731	21,296	40,082	69,545

Net income (loss)	$(1,837)	$(19,308)	$(34,686)	$(60,692)

Earnings (loss) per share,
primary and dilutive	$(0.00)	$(0.00)	$(0.00)	$(0.00)

Weighted average shares outstanding
primary and dilutive	22,882,205	19,493,075	21,572,890	14,079,131

The notes are an integral part of these financial statements.

American First Financial, Inc.
Statement of Cash Flows
(unaudited and restated)

	2009	2008

Cash Flows from Operating Activities:
Net (loss) income	$(34,686)	$(60,692)
Adjustment to reconcile Net Income to net
cash provided by operations:
Depreciation	1,251	1,251
Loss on sale of property	27,963	-
Compensation, forgiveness of shareholder loan
Stock-based and non-cash compensation	-	18,775
Changes in assets and liabilities:
Accounts payable and accrued expenses	(8,284)	12,974
Net Cash (Used) by Operating Activities	(13,756)	(27,692)

Cash Flows from Investing Activities:
Proceeds from sale of property	32,037	-
Net Cash Provided by Investing Activities	32,037	-

Cash Flows from Financing Activities:
Proceeds from issuance of common stock	22,500	17,500
Net (loans to) repayment of stockholder loans	(32,306)	-
Net Cash (Used) Provided by Financing Activities	(9,806)	17,500

Net decrease in Cash	8,475	(10,192)

Cash at beginning of period	1,037	10,192

Cash at end of period	$9,512	-

	-
Supplemental cash flow information:
Interest paid	$210	$275
Taxes paid	-	-

Non-cash transactions:
During the nine months ended December 31, 2008, the Company issued 500,000 shares of stock to pay for the licensing rights.
During the nine months ended December 31, 2008, the Company issued 5,000,000 shares of common stock for a subscription receivable in the amount of $100,000
.

The notes are an integral part of these financial statements.

American First Financial, Inc.
Notes to the Financial Statements
December 31, 2009

Note 1    Organization, Business Operations and Summary of Significant Accounting Policies

Organization and Business Operations
American First Financial, Inc. (“AFF”) is a Florida corporation formed in March, 2001. AFF is a specialty mortgage origination firm that deals in wholesale lending.  Wholesale lending is the taking of retail mortgage loan originations from mortgage brokers and getting them closed and funded for them, as opposed to dealing directly with the retail customer.  AFF’S operations have primarily been the acceptance of loan submissions from independent retail mortgage brokers and then presenting those loans to approved wholesale lenders.   AFF acted only as a broker agent.  As a broker agent, AFF does not assume any risk on its loans and receives a small fee based on the loan volume for each loan it places.  The lenders that accept the loans have no recourse against AFF.  As of January 1, 2011, we have added mortgage consulting to our business plan and receive fees from independent mortgage brokers to help them package and present non-conforming and sub-prime mortgage loans to willing lenders.  We have presented loans from several states but primarily present loans only from the Florida market.  We have one office in Largo Florida.

Summary of Significant Accounting Policies

Basis of Presentation
The Company prepares its financial statements in conformity with generally accepted accounting principles in the United States of America. In the opinion of management, all adjustments consisting of normal recurring adjustments necessary for a fair statement of the financial position at December 31, 2009 and March 31, 2009 and the result of operations and cash flows for the three and nine months ended December 31, 2009 and 2008 have been made.
Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value Information
The carrying amounts of the Company’s assets and liabilities, which qualify as financial instruments under the FASB Accounting Standards Codification Section No. 825, “Financial Instruments,” (820-10-50) approximates their fair value represented in the accompanying balance sheets. The carrying amounts of current assets and current liabilities approximate their fair value due to the relatively short period of time between the origination of these instruments and their expected realization. The carrying values of the note payable to stockholder  approximates fair value based on borrowing rates currently available to the Company for instruments with similar terms and remaining maturities.

Cash and Cash Equivalents
The majority of cash is maintained with a major financial institution in the United States.  Deposits with this bank may exceed the amount of insurance provided on such deposits.  Generally, these deposits may be redeemed on demand and, therefore, bear minimal risk.  The Company considers all highly liquid investments purchased with an original maturity of six months or less to be cash equivalents.

Revenue Recognition
AFF receives origination fees for the origination of loans and recognizes these when the earnings process has been completed and documented through filings with local governmental agencies, generally at closing.

Mortgages, Loan Loss Reserves and Capitalization
AFF does not hold mortgages for investment and thereby does not calculate loan loss reserves and is not subject to any minimum capital requirements by the State or any regulatory agency.  AFF utilizes the licenses of Global Lending Group, a related party (see Related Party note), for closing and funding any loans that need funding until their sale.  These loans are the property of Global Lending Group at closing and as such, are not reflected on the financial statements of AFF.

American First Financial, Inc.
Notes to the Financial Statements
December 31, 2009

Property and Equipment
Property and Equipment is stated at cost.  Depreciation is computed by the straight-line method over estimated useful lives.   The carrying amount of all long-lived assets is evaluated periodically to determine if adjustment to the depreciation and amortization period or the unamortized balance is warranted. Based upon its most recent analysis, the Company believes that no impairment of property and equipment exists at the balance sheet dates presented.

Advertising
The costs of advertising are expensed as incurred.  Advertising expenses were $0 and $1,347 for the nine months ended December 31, 2009 and 2008, respectively.  Advertising expenses are included in the Company’s selling operating expenses.

Income Taxes
Effective January 1, 2007, the Company adopted the provisions of the Accounting Codification Standards, Topic No. 740 “Income Taxes” (ASC 740) which requires use of the liability method. Deferred tax assets and liabilities are recorded based on the differences between the tax bases of assets and liabilities and their carrying amounts for financial reporting purpose, referred to as temporary differences. Deferred tax assets and liabilities at the end of each period are determined using the currently enacted tax rates applied to taxable income in the periods in which the deferred tax assets and liabilities are expected to be settled or realized.

Earnings (Loss) Per Share
The Company follows Accounting Codification Standards, Topic No. 260.  Basic earnings (loss) per share calculations are determined by dividing net income (loss) by the weighted average number of shares outstanding during the year. Diluted earnings (loss) per share calculations are determined by dividing net income (loss) by the weighted average number of shares. There are no share equivalents and, thus, anti-dilution issues are not applicable.

Subsequent Events
These interim financial statements were approved by management and were issued on April 29, 2011. Subsequent events have been evaluated through this date.

Recently Issued Accounting Pronouncements
We have reviewed the FASB issued Accounting Standards Update (“ASU”) accounting pronouncements and interpretations thereof that have effectiveness dates during the periods reported and in future periods. The Company has carefully considered the new pronouncements that alter previous generally accepted accounting principles and does not believe that any new or modified principles will have a material impact on the corporation’s reported financial position or operations in the near term.  The applicability of any standard is subject to the formal review of our financial management and certain standards are under consideration.

Note 2    Going Concern

The accompanying unaudited financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which assumes the realization of assets and satisfaction of liabilities in the normal course of business, for the Company to continue as a going concern.

American First Financial, Inc.
Notes to the Financial Statements
December 31, 2009

As shown in the accompanying financial statements, AFF incurred operating loss for the nine month periods ended December 31, 2009 and 2008.  The Company has accumulated deficit and a working capital deficit at December 31, 2009 (unaudited) and March 31, 2009 (audited).   AFF has limited financial resources with which to satisfy any future cash requirements and until such time as AFF is able to raise additional capital or generate positive cash flow from operations, these conditions raise substantial doubt about the Company’s ability to continue as a going concern. AFF’s ability to achieve and maintain profitability and positive cash flow is dependent upon AFF's ability to generate mortgages and thereby origination fees at a rate sufficient to meet obligations and costs. Management plans to fund its future operations by obtaining additional financing and continuing to grow the mortgage origination base. However, there is no assurance that AFF will be able to grow the business or to obtain additional financing from investors or private lenders and, if available, such financing may not be on commercial terms acceptable to AFF or its shareholders.  The key factors that are not within the Company's control and that may have a direct bearing on operating results include, but are not limited to, acceptance of the Company's business plan, the ability to raise capital in the future, the ability to expand its customer base, and the ability to hire key employees to provide services.  There may be other risks and circumstances that management may be unable to predict.

The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

Note 3    Property and Equipment

Property and equipment, as of December 31, 2009 and March 31, 2009 consist of:
	December 31, 2009	March 31, 2009

Equipment	$11,673	$11,673
Less accumulated depreciation	7,754	6,503
	$3,919	$5,170

Depreciation of property and equipment was $417 and $1,251 for the three and nine month periods ended December 31, 2009 and 2008, respectively.

 Note 4    Sale of Property

In 2005, the Company acquired a single family residence located in South Carolina upon a borrower’s default on a note AFF had sold to an affiliate with recourse.  AFF took back the note and the property when the borrower defaulted.  The property was recorded at the property’s net realizable fair value, which considered the property market value less expected costs to sell, at the time it was acquired.   The asset was sold in July 2009 for net proceeds, after commission and closing costs, of $32,037.   The unimpaired carrying value of $60,000 resulted in recognizing a loss of $27,963 in the current year.

The Company does not have any further exposure to loans with recourse, as it has discontinued the practice, due to the economic uncertainty and the inability to finance such defaults.

Note 5    Income Taxes

The Company has not recognized any deferred tax assets in association with net operating losses and capital losses incurred from marketable equity securities transactions, due to tax limitations and uncertainties concerning its ability to generate taxable income in future periods.  The tax benefit for the periods presented is offset by a valuation allowance (100%) established against deferred tax assets arising from the securities capital losses and other temporary differences, the realization of which could not be considered more likely than not.  In future periods, tax benefits and related deferred tax assets will be recognized when management considers realization of such amounts to be more likely than not.

American First Financial, Inc.
Notes to the Financial Statements
December 31, 2009

As of March 31, 2009, the Company had unused net long-term capital losses of approximately $405,000 and unused Net Operating Loss carry-forwards of approximately $48,000 which begins to expire in 2028.   Differences in financial statement accumulated deficit and taxable losses resulting in Net Operating Losses are due to permanent non-deductible stock transactions.

Note 6    Equity

Common Stock includes 50,000,000 shares authorized at a par value of $0.05.  The holders of Common Stock and the equivalent Preferred Stock, voting together, shall appoint the members of the Board of the Directors.  Each share of Common Stock is entitled to one vote.

On April 30, 2009, the Company sold 300,000 shares of common stock for $1,500.  On August 31, 2009, the Company sold 1,500,000 shares of common stock for $21,000.  The per share prices were determined by negotiations between Mr. Stirling and the other party depending on the reason for the sale, the number of shares being purchased and the need for the funds.

In 2006 the Company issued option awards under the employee incentive stock option plan (“EISOP”) to Officers and Directors.   Options granted under the EISOP, in prior years, were issued for past performance and therefore vest immediately at the date the options were granted.  A total 2,300,000 options were issued with a strike price of $.05 expiring in ten years from issue date (expires June 2016).

Note 7    Earnings per Share

Due to the net operating loss, all options and conversions are considered anti-dilutive and therefore only basic calculation is provided.  Basic weighted average per share excludes items that would have been included in the fully-diluted weighted average shares.  Shares that would be included would be, if exercised, options held by Officers and Directors (2,300,000 common share equivalents).

Note 8    Related Party Transactions

On April 1, 2009, the major shareholder assumed responsibility for paying off the director loan and accrued interest in the amount of $77,314.  This amount was reclassified to shareholder loans.

At December 31, 2009, the Company has a subscription receivable due from and a shareholder loan payable to the major shareholder.  Interest on the net amount due to the shareholder is immaterial and was not recorded.

During the nine months ended December 31, 2009 and 2008, Mr Stirling received $7,981 and 11,035, respectively in commissions.

During the nine months ended December 31, 2008, Mr. Stirling received $5,000 in stock based compensation.

During the nine months ended December 31, 2009 and 2008, Mr Stirling received $900 and $900, respectively in rents.

Through an agreement, in exchange for shares that were given to Global Lending Group, AFF utilizes the licenses of Global Lending Group for loan origination and funding.  At funding the loans become the property of Global Lending Group.   There is no recourse to loans brokered for Global Lending Group and AFF acts solely as a mortgage broker on loans originated.

All of the revenue recorded during the periods shown was received from a related party, Global Lending Group, a minor shareholder.

The amounts and terms of the above transactions may not necessarily be indicative of the amounts and terms that would have been incurred had comparable transactions been entered into with independent third parties.

American First Financial, Inc.
Notes to the Financial Statements
December 31, 2009

Note 9    Commitments and Contingencies

The Company has limited needs for office space and subleases office space on a month to month arrangement. The Company has not entered into any lease arrangement plan. On April 1, 2008 the company moved its office to the majority shareholder’s residence.  In lieu of rent, the Company agreed to pay $100 per month to reimburse for expenses. .  Rent expense was $300 and $900 for the three and nine month periods ended December 31, 2009 and 2008, respectively.

From time to time the Company may be a party to litigation matters involving claims against the Company.  The Company does not believe any possible unasserted claims that may exist would have a materially adverse effect on the Company’s financial position or results of operations.

Note 10    Restatement

The Company has restated the accompanying financial statements to correct various misstatements as follows: 1) interest on a note payable was accrued for the nine months ended December 31, 2008, 2) licensing rights purchased with stock were recorded as an asset and equity transaction, 3) stock based compensation for services was recorded 4) the demand note payable was assumed by the major shareholder and included in his shareholder loan, 5) an adjustment was made to the number of shares sold, 6) a subscription receivable from the major shareholder was reclassified from shareholder loans to equity, 7) reclassification of commission from general and administrative to commissions.  The table below lists the affected financial statement line items and the magnitude of the changes.   There was no change to the net loss or earnings per share for the nine months ended December 31, 2009. The net loss for the nine months ended December 31, 2008 increased 70% to $60,692 but there was no change in earnings per share.

	As originally filed	Restated	Difference	% diff	Reference

Nine months ended December 31, 2009
Cash	4,830	9,512	4,682	97%	4
Intangibles	-	10,000	10,000		2
Total assets	8,749	23,431	14,682	168%

Demand note payable	60,030	-	(60,030)	-100%	4
Shareholder loans	-	64,437	64,437		4, 6
Total liabilities	68,230	72,637	4,407	6%

Additional paid in capital	(27,667)	94,842	122,509	-443%	2, 5, 3
Subscription receivable	-	(60,000)	(60,000)		6
Accumulated deficit	(1,175,924)	(1,228,158)	(52,234)	4%	1, 3
Total stockholders' equity	(59,481)	(49,206)	10,275	-17%

Nine months ended December 31, 2008
Commission to related parties	-	11,035	11,035		7
General and adminstrative	44,626	33,591	(11,035)	25%	7
Stock based compensation	-	18,775	18,775		3
Interest expense	245	6,458	6,213	2536%	1
Net income	(35,704)	(60,692)	(24,988)	70%

Three months ended December 31, 2008
Commission to related parties	-	4,000	4,000		7
General and adminstrative	16,449	12,449	(4,000)	24%	7

Note 11    Subsequent event

Subsequent to December 31, 2010, the Company chose to stop brokering loans for un-affiliated agencies.  This service will be reserved for agencies interested in joining AFF through acquisition or investment.  The Company is offering consulting services to un-affiliated mortgage brokers to help those agencies package and place loans.

Item 15.   Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

None.

Item 16.   Exhibits.

The following exhibits of the registrant are filed as a part of this Registration Statement:

Exhibit Number	Description

5.01	Attorney Opinion Letter

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

American First Financial, Inc.

Date:  May 20, 2011

By:	/s/ J. R. Stirling
J. R. Stirling, President